Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
	713-830-9650	713-830-9600

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS FIRST QUARTER 2020 RESULTS

Houston, TX — April 27, 2020 — Comfort Systems USA, Inc. (NYSE: FIX) today reported results for the quarter ended March 31, 2020.

For the quarter ended March 31, 2020, net income was $17.7 million or $0.48 per diluted share,  as compared to $19.9 million or $0.53 per diluted share, for the quarter ended March 31, 2019.  Revenue for the first quarter of 2020 was $700.1 million compared to $538.5 million in 2019.  The Company reported free cash flow of $15.1 million in the current quarter compared to negative free cash flow of $7.5 million in 2019.

Backlog as of March 31, 2020 was $1.62  billion as compared to $1.60  billion as of December 31, 2019 and $1.14 billion as of March 31, 2019. On a same-store basis, backlog increased from $1.14 billion as of March 31, 2019 to $1.39 billion as of March 31, 2020.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “We started 2020 on a good note, particularly in light of the challenges we are all facing with the global pandemic.  Our backlog stayed strong, and we are reporting positive first quarter free cash flow, which is a tribute to our team’s focus on cash in a traditionally weak cash flow quarter.   We are also happy to report that we completed the acquisition of TAS Energy Inc., which we believe makes us the leading modular and off-site construction expert across the growing modular mechanical contracting industry.  Our off-site construction business is strong in the technology, medical and pharmaceutical industries. This gives us an excellent opportunity to cross sell our capabilities to our existing customer base at all of our locations, since those vertical markets now comprise a majority of our industrial revenue, and our industrial revenue has increased to 39% of total revenue in the first quarter.”

Mr. Lane continued, “We earned $0.48 per share in the first quarter, and that result is particularly notable because we had approximately $0.09 of direct COVID-19 impact, and we were additionally impacted in less quantifiable ways by COVID-19, including weakness in service and productivity challenges in project work.  We have implemented social distancing and protective measures across our business activities.  Alongside all of the country’s other essential workers, our teams continue to work hard, including on many projects that are crucial to the country’s pandemic response.  Our employees continue to amaze us with their strength and resilience.”

Mr. Lane concluded, “We expect to experience the most significant impacts from COVID-19 during the months of April, May, and possibly into June; however, that will depend on how national events unfold.  We also expect that the consequences of COVID-19 will continue throughout 2020.  Assuming that some relief is evident by June, we currently believe that earnings per share in the second quarter will be considerably positive but clearly lower than in the second quarter of 2019.  We also anticipate improvement from those levels in the second half of 2020; however, we are preparing for a wide range of economic circumstances in 2020 and beyond.”

The Company will host a webcast and conference call to discuss its financial results and position on Tuesday,  April 28, 2020 at 10:00 a.m. Central Time. The call-in number for this conference call is 1-888-713-4213, and enter 43741325 as the passcode. The call and the slide presentation to accompany the remarks can be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab. A replay of the entire call will be available on the Company’s website on the next business day following the call.

Comfort Systems USA® is a leading provider of commercial, industrial and institutional heating, ventilation, air conditioning and electrical contracting services, with 142 locations in 116 cities around the nation. For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; the Company’s business being negatively affected by health crises or outbreaks of disease, such as epidemics or pandemics; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated;  difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for mechanical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; an information technology failure or cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended
	March 31,
	(Unaudited)
	2020	%	2019	%
Revenue	$700,131	100.0%	$538,473	100.0%
Cost of services	583,038	83.3%	431,808	80.2%
Gross profit	117,093	16.7%	106,665	19.8%

SG&A	92,924	13.3%	78,905	14.7%
Gain on sale of assets	(554)	(0.1)%	(219)	—
Operating income	24,723	3.5%	27,979	5.2%

Interest expense, net	(2,553)	(0.4)%	(1,037)	(0.2)%
Changes in the fair value of contingent earn-out obligations	2,272	0.3%	(158)	—
Other income	25	—	15	—
Income before income taxes	24,467	3.5%	26,799	5.0%

Provision for income taxes	6,751		6,933
Net income	$17,716	2.5%	$19,866	3.7%

Income per share
Basic	$0.48		$0.54
Diluted	$0.48		$0.53

Shares used in computing income per share:
Basic	36,674		36,923
Diluted	36,905		37,234

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended
	March 31,
	2020	%	2019	%

Net income	$17,716		$19,866
Provision for income taxes	6,751		6,933
Other income, net	(25)		(15)
Changes in the fair value of contingent earn-out obligations	(2,272)		158
Interest expense, net	2,553		1,037
Gain on sale of assets	(554)		(219)
Depreciation and amortization	12,691		10,724
Adjusted EBITDA	$36,860	5.3%	$38,484	7.1%

Note:  The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income,  provision for income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, goodwill impairment and depreciation and amortization.  Other companies may define Adjusted EBITDA differently.  Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties.  However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	March 31,	December 31,
	2020	2019
	(Unaudited)

Cash and cash equivalents	$133,264	$50,788
Billed accounts receivable, net	643,748	619,037
Unbilled accounts receivable, net	51,058	55,542
Costs and estimated earnings in excess of billings, net	7,541	2,736
Other current assets, net	42,832	62,081
Total current assets	878,443	790,184
Property and equipment, net	113,974	109,796
Goodwill	347,391	332,447
Identifiable intangible assets, net	167,675	159,974
Other noncurrent assets	110,584	112,611
Total assets	$1,618,067	$1,505,012

Current maturities of long-term debt	$850	$20,817
Accounts payable	184,627	196,195
Billings in excess of costs and estimated earnings	215,106	166,918
Other current liabilities	199,042	224,067
Total current liabilities	599,625	607,997
Long-term debt, net	333,113	205,318
Other long-term liabilities	92,286	106,393
Total liabilities	1,025,024	919,708
Total stockholders’ equity	593,043	585,304
Total liabilities and stockholders’ equity	$1,618,067	$1,505,012

Selected Cash Flow Data (Unaudited) (In Thousands)

	Three Months Ended
	March 31,
	2020	2019
Cash provided by (used in):
Operating activities	$21,920	$991
Investing activities	$(15,536)	$(9,800)
Financing activities	$76,092	$(7,681)

Free cash flow:
Cash from operating activities	$21,920	$991
Purchases of property and equipment	(7,497)	(8,844)
Proceeds from sales of property and equipment	690	357
Free cash flow	$15,113	$(7,496)

Note:  Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales.  Other companies may define free cash flow differently.  Free cash flow is presented because it is a financial measure that is frequently requested by third parties.  However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.